   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         DSC COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                            54-1025763
          (State or other jurisdiction of                              (I.R.S. Employer
           incorporation or organization)                           Identification Number)
                                                                       GEORGE B. BRUNT
                   1000 COIT ROAD                               DSC COMMUNICATIONS CORPORATION
                PLANO, TEXAS, 75075                                     1000 COIT ROAD
                   (972) 519-3000                                    PLANO, TEXAS, 75075
(Address, including zip code, and telephone number,                     (972) 519-3000
   including area code, of registrant's principal     (Name, address, including zip code, and telephone
                  executive offices)                  number, including area code, of agent for service)

                             ---------------------

                                With a copy to:

                                DANIEL W. RABUN
                                BAKER & MCKENZIE
                          2001 ROSS AVENUE, SUITE 4500
                              DALLAS, TEXAS 75201
                                 (214) 978-3000
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SHARES          AMOUNT TO BE        AGGREGATE PRICE      AGGREGATE OFFERING        AMOUNT OF
           TO BE REGISTERED                  REGISTERED         PER SECURITY(1)           PRICE(1)        REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share................................       4,936,663            $25.09375            $123,879,387            $37,540
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights........   4,936,663 rights       Not Applicable        Not Applicable        Not Applicable
==============================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low sales prices of the common stock, par value $.01 per share, on the Nasdaq National Market on November 3, 1997.
(2) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED NOVEMBER 10, 1997

PROSPECTUS

                         DSC COMMUNICATIONS CORPORATION
                        4,936,663 SHARES OF COMMON STOCK

     This Prospectus relates to 4,936,663 shares (the "Shares") of common stock, par value $.01 per share (the "DSC Common Stock"), of DSC Communications Corporation, a Delaware corporation ("DSC"), including the preferred stock purchase rights attaching to such stock pursuant to that certain Rights Agreement dated April 25, 1996 by and between DSC and Harris Trust and Savings Bank, formerly KeyCorp Shareholder Services, Inc. (the "Preferred Stock Purchase Rights"). The Shares may be distributed, sold or otherwise transferred from time to time by and for the account of the Selling Stockholders (defined below). See "Selling Stockholders." DSC will not receive any of the proceeds from any sale of the Shares, but has agreed to bear certain costs relating to the registration of the Shares under federal and state securities laws (currently estimated to be $70,000), and of any offering and sale hereunder not including certain expenses such as commissions and discounts of underwriters, dealers or agents. See "Selling Stockholders," "Use of Proceeds," and "Plan of Distribution."

     The Shares were issued to certain stockholders of Celcore, Inc., a Delaware corporation ("CELCORE"), in connection with the merger (the "Merger") of CI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of DSC ("Sub"), with and into CELCORE. The Shares may be sold from time to time by or on behalf of those former stockholders of CELCORE (the "Selling Stockholders") who are described in this Prospectus under "Selling Stockholders." Pursuant to the Merger, DSC has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). DSC has also agreed to use its best efforts to cause the registration statement covering the Shares to remain
effective until the earlier of (i)        , 1999 or (ii) the date on which all
the Shares have been resold by the Selling Stockholders pursuant to Rule 144 of the Securities Act or pursuant to an effective registration statement.

     The DSC Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "DIGI." On November 7, 1997, the closing sale price of the DSC Common Stock was $24.9375 per share.

     The Shares may be offered for sale from time to time by the Selling Stockholders to or through brokers, dealers or underwriters acting as principals or agents or directly to other purchasers or through agents in one or more transactions on the Nasdaq, or any other stock exchange on which the DSC Common Stock is listed, in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The Selling Stockholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     IT IS ANTICIPATED THAT EACH OF THE PERSONS NAMED HEREIN UNDER THE CAPTION "SELLING STOCKHOLDERS" MAY OFFER AND SELL THE SHARES FROM TIME TO TIME IN ORDINARY TRANSACTIONS TO OR THROUGH ONE OR MORE BROKERS OR DEALERS THROUGH THE NASDAQ OR ANY NATIONAL SECURITIES EXCHANGE ON WHICH THE DSC COMMON STOCK IS APPROVED FOR LISTING IN THE FUTURE OR IN PRIVATE TRANSACTIONS AT SUCH PRICES AS MAY BE OBTAINABLE. ANY SUCH PERSON MAY BE DEEMED TO BE AN "UNDERWRITER" AS THAT TERM IS DEFINED BY THE SECURITIES ACT. HOWEVER, DSC AND SUCH PERSONS DISCLAIM THAT ANY SUCH PERSON IS AN UNDERWRITER.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 10, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY DSC, ANY SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR
SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH
SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DSC SINCE THE DATE
HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

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
                                                              PAGE
                                                              ----
Available Information.......................................  3
Incorporation of Certain Documents by Reference.............  3
Forward-Looking Statements..................................  4
The Company.................................................  4
Recent Developments.........................................  4
Risk Factors................................................  5
Use of Proceeds.............................................  8
Selling Stockholders........................................  9
Plan of Distribution........................................  10
Legal Matters...............................................  11
Experts.....................................................  11

                             AVAILABLE INFORMATION

     DSC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by DSC may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. The Common Stock of DSC is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of the NASDAQ National Market, Inc., Reports Section, 1735 K Street N.W., Washington, D.C. 20006. In addition, such materials filed electronically by DSC with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov.

     DSC has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. For further information with respect to DSC and the DSC Common Stock, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     DSC hereby incorporates in this Prospectus by reference the following documents which have been filed with the Commission pursuant to the Exchange Act and made a part hereof:

          (a) DSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) DSC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (c) DSC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (d) DSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

          (e) DSC's Current Report on Form 8-K filed August 26, 1997;

          (f) DSC's Current Report on Form 8-K filed November 3, 1997; and

          (g) The description of the DSC Common Stock as contained in DSC's Registration Statement on Form 8-A dated October 27, 1981, including all amendments and reports filed for the purpose of updating such descriptions; and the description of DSC's Preferred Stock Purchase Rights as contained in DSC's Registration Statement on Form 8-A dated May 13, 1996, including all amendments and reports filed for the purpose of updating such descriptions.

     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     DSC will furnish without charge, upon written or oral request, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to DSC Communications Corporation, 1000 Coit Road, Plano, Texas 75075, Attention:
General Counsel. Telephone number (972) 519-3000.

                           FORWARD-LOOKING STATEMENTS

     This Registration Statement contains statements relating to future results of DSC (including certain projections and business trends) that are "forward-looking statements." Actual results may differ materially from the results discussed in or implied by the forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involves risks and uncertainties. Factors that might cause such a difference include, but are not limited to, those set forth under "Risk Factors" and detailed from time to time in the filings of DSC with the Commission.

                                  THE COMPANY

     DSC designs, develops, manufactures and markets digital switching, access, transport and network management system products for the worldwide telecommunications marketplace. These products allow telecommunications service providers to build and upgrade their networks to support a wide range of voice, data and video services. DSC offers a comprehensive product line including digital switching systems, intelligent network products, cellular switching systems, digital loop carrier products, digital cross-connect products and optical transmission systems and related advanced network management systems. DSC develops such systems to meet U.S. and international telecommunications standards and the specific requirements of the operating companies of the Regional Holding Companies ("RHCs"), independent telephone companies, long-distance carriers, private networks and companies operating public and private communications networks in other countries.

     DSC supplies products to a domestic and international customer base, including local exchange telephone companies, long-distance carriers, cellular telephone companies, international telephone companies, various Fortune 1000 companies and utility companies. Its domestic customers include the RHCs and most major domestic independent telephone and long-distance companies, including MCI Communications Corporation, U.S. Sprint Communications Company L.P., GTE Communications Systems Corporation and WorldCom, Inc. DSC is also a major manufacturer of high-capacity cellular switches for Motorola, Inc., a leading supplier of wireless communication systems throughout the world. International customers include DDI Corporation of Japan, Tele Danmark, Deutsche Telekom in Germany, Cable & Wireless PLC and Mercury Communications, Ltd. in the United Kingdom, British Telecommunications PLC, Telefonos de Mexico, S.A. de C.V. and AAP Communications, Pty. Ltd. of Australia.

     DSC was incorporated under the laws of the State of Delaware in 1976. DSC's executive offices are located at 1000 Coit Road, Plano, Texas 75075. Its telephone number is (972) 519-3000.

                              RECENT DEVELOPMENTS

     In November 1997, a U.S. District Court issued a final judgment in favor of DSC in a lawsuit against Next Level Communications and two former DSC employees related to the theft of DSC trade secrets. As a result, DSC received proceeds of approximately $140.7 million which will be recorded in DSC's results, net of legal and other associated costs, in the fourth quarter of 1997.

                                  RISK FACTORS

     Potential investors should carefully evaluate all of the information contained and incorporated by reference in this Registration Statement and, in particular, the following:

CUSTOMER CONCENTRATION

     DSC has a diversified customer base including long distance carriers, RHCs, Motorola, Inc., international PTTs and other domestic and international independent telephone companies. However, a large portion of DSC's revenue is concentrated among several of DSC's larger customers. During 1996, revenue from DSC's three largest customers in total accounted for approximately 39% of DSC's consolidated revenue. Although DSC expects that these customer relationships will continue to generate substantial revenue in the near term, there can be no assurance that any of these customers will continue to purchase products, or continue to purchase products at historical levels. Product orders generally are subject to rescheduling and cancellation without penalty. A material reduction in the purchases of DSC's products by any of DSC's significant customers could have a material adverse effect on DSC.

PRODUCT OBSOLESCENCE AND IMPORTANCE OF NEW PRODUCTS

     The industry in which DSC operates is characterized by rapidly changing technological and market conditions, which may shorten product life cycles. DSC's future competitive position and operating results depend upon successful production and sales of its existing products, its ability to develop and produce on a timely basis new products to meet existing and anticipated industry demands, and its ability to reduce the costs of existing systems, software and services. During the product development process, DSC is required to make a substantial investment in research and development, capital and, at times, inventory for products that often require extensive field testing and evaluation prior to actual sales to its customers. Delays in product completion and/or slower than expected market acceptance of certain products have negatively impacted DSC's operating performance in the past and also, in certain cases, resulted in adjustments to carrying values of assets, including the majority of the non-cash special charge in the third quarter of 1996. In addition, when DSC's products are eventually sold to customers, there can be no assurance that such products will be profitable. DSC may be materially adversely affected if it is unable to develop and produce on a timely basis new products to meet existing and industry demands, if substantial delays in the availability of new products occur, or if any of DSC's existing or new products are not commercially successful and DSC is therefore required to adjust the carrying value, or discontinue such product.

TIMELY AND ADEQUATE SUPPLY OF MATERIALS

     DSC generally uses standard parts and components for its products and believes that, in most cases, there are a number of alternative, qualified vendors for most of those parts and components. DSC purchases certain custom components and products from single suppliers. DSC believes that the manufacturers of the particular custom components and products should be able to meet expected future demands. Recent changes in silicon wafer and other electronic component technologies have required DSC to evaluate the feasibility of "lifetime" purchases of certain component materials. Such "lifetime" purchases may or may not be sufficient to fulfill customer demand. Alternatively, DSC could be required to find second sourcing of these component materials or modify existing product designs. Although DSC has not experienced any material adverse effects from the inability to obtain timely delivery of needed components, an unanticipated interruption of DSC's ability to secure comparable components could have a material adverse effect on DSC's revenues and profitability. In addition, certain of DSC's products contain a number of subsystems or components acquired from other manufacturers on an original equipment manufacturer ("OEM") basis. These OEM products are often available only from a limited number of manufacturers. In the event that an OEM product was no longer available from a current OEM vendor, second sourcing would be required and could delay customer deliveries which could have a material adverse effect on DSC's revenues and profitability.

COMPETITION

     DSC currently faces significant competition in its markets and expects that the level of price and product competition will increase. In addition, as a result of both the trend toward global expansion by foreign and domestic competitors and technological and public policy changes, DSC anticipates that new and different competitors will enter its markets. These competitors may include entrants from the telecommunications, software and data networking industries. DSC believes that it enjoys a strong competitive position due to its large installed base, its strong relationship with key customers and its technological leadership and new product development capabilities. However, many of DSC's foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than those of DSC. DSC's ability to compete is dependent upon several factors, including, but not limited to, product features, innovation, quality, reliability, service, support, price and the retention and attraction of qualified design and development personnel.

QUARTERLY EARNINGS FLUCTUATIONS AND LIQUIDITY

     DSC's operating results may fluctuate significantly from quarter to quarter due to several factors. As is the case with other companies in the telecommunications manufacturing industry, a large portion of customer purchase orders are received and shipments occur in the latter part of most quarters. As a result, revenue and earnings can fluctuate significantly from quarter to quarter based on customer requirements and the timing of orders and shipments. In addition, periodic operating results may be materially affected by shifts in the mix of products delivered, including the amount of software content, the impact of sales price changes, the timing of satisfactory completion of development and testing of new products and product enhancements and adjustments in the carrying value, or the discontinuation, of any of DSC's products. See
"-- Product Obsolescence and Importance of New Products." DSC has historically experienced a stronger demand for its products in the fourth quarter and a lower demand for its products in the first quarter; however, there is no assurance this will continue in the future. In addition, DSC currently estimates that approximately $135.0 million of the purchase price paid for CELCORE will be allocated to in-process research and development which will be charged to expense in the period the Merger is consummated, currently estimated to be the fourth quarter of 1997.

     At September 30, 1997, DSC had outstanding short and long term debt of approximately $665 million. Some of DSC's financing arrangements contain various financial covenants and cross-default provisions. Due to the acquisition of CELCORE and the related write off of in-process research and development as discussed above, DSC, subsequent to the Merger, is likely to be in technical default under certain of its financial covenants. DSC management believes it will be able to reach an agreement with its lender to amend such agreements. Because of the timing of the Merger, management will not be able to obtain amendments to the agreements prior to the issuance of this Prospectus. However, there can be no assurance that DSC will be able to reduce such risk without a reduction in liquidity. A default under any such agreements could have a material adverse impact on DSC.

INTERNATIONAL GROWTH AND FOREIGN EXCHANGE

     The international marketplace has become an increasingly important source of new business opportunities for DSC as potential growth rates of some international markets are higher than those of the United States. However, access to customers in international markets is often more difficult due to a variety of factors including the established relationships between the national service providers, some of which are currently or were formerly government-owned or -controlled, and their traditional indigenous suppliers of telecommunications equipment. There can be no assurance that DSC will be able to overcome these barriers. In addition, pursuit of customers in international markets may require significant investments for an extended period before returns on such investments, if any, are realized. DSC also has manufacturing operations at several locations outside the United States. Such business, investment and operating activities could be materially adversely affected by economic and labor conditions, political instability, tax laws (including U.S. taxes on foreign subsidiaries) and changes in the value of the United States dollar versus the local currency in which products are sold. A significant change in the value of the dollar against the currency of one or more countries where DSC recognizes substantial revenue or earnings may materially adversely affect DSC's operating results. DSC attempts to mitigate this risk through the use of forward foreign exchange contracts where possible, although there can be no assurances that such attempts will be successful.

KEY PERSONNEL

     DSC is dependent upon the continued services and management experience of certain of their senior management personnel. If DSC were to lose the services of such senior management personnel, it could have a material adverse effect on DSC.

INTELLECTUAL PROPERTY AND LICENSING

     DSC's proprietary technology is a key component of the value of its products. DSC has an established program to protect its proprietary information through patent, trademark, copyright and trade secret procedures. DSC currently has patents issued to it and numerous patent applications pending in the United States and foreign countries. There is no guarantee that the pending applications will mature into issued patents or that the patents issued will be held valid or will provide competitive advantage to DSC in the respective jurisdictions if challenged or circumvented. The laws of some foreign countries do not extend the same level of protection for intellectual property as do the laws of the United States. While DSC believes that the protection of its intellectual property by patents, copyrights and trade secrets has value, it also believes the continued innovative skills, technological expertise and management abilities of its employees underlies the success of DSC.

     Because of the rapid rate of technological innovation in the telecommunications industry, the high numbers of patents being applied for internationally and delays in various patent offices, it is not possible to anticipate whether each of DSC's products or any of their respective components may be covered by a patent applied for or issued to a third party. From time to time DSC receives notice from third parties regarding patent or other intellectual property claims. If infringement is alleged, DSC believes that, based upon industry practice, any necessary license or rights from a third party may be obtained on terms that would not have a material adverse effect on DSC's financial condition or its results of operations. Nevertheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that DSC would prevail in any challenge by a third party. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or litigation arising out of such other parties' assertion, could have a material adverse effect on DSC's business, operating results and financial condition.

VOLATILITY OF DSC STOCK PRICE

     The market price of DSC Common Stock has been, and may continue to be, volatile. Factors such as new product announcements by DSC or its competitors, quarterly fluctuations in the operating results of DSC, its competitors and other technology companies may have a significant impact on the market price of the DSC Common Stock. In particular, if DSC were to report operating results which did not meet the expectations of the research analysts, the market price of DSC Common Stock could be materially adversely affected. From time to time, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which have often been unrelated to the operating performance of the specific companies.

IMPACT OF REGULATION

     The telecommunications industry is subject to regulation in the United States and other countries. Federal and state regulatory agencies, including the Federal Communications Commission and the various state Public Utility Commissions and Public Service Commissions, regulate most of DSC's domestic customers. In addition, the RHCs are restricted by the terms of the Modified Final Judgment which resulted from the court-ordered divestiture of the RHCs by AT&T Corporation, and which prohibited the RHCs from manufacturing telecommunications equipment and providing interexchange or long-distance services. In early 1996, the Telecommunications Act of 1996 (the "1996 Legislation") was passed. The 1996 Legislation contains provisions that permit the RHCs, subject to satisfying certain conditions, to manufacture telecommunications equipment. One or more RHCs may decide to manufacture telecommunications equipment, to design and provide telecommunications software, or to form alliances with other manufacturers, any of which could result in increased competition for DSC and reduce the RHCs' and other customers' purchases from DSC. There can be no assurance that deregulation will continue in the future or that future deregulation will not have a material adverse effect on DSC.

MULTI-YEAR AGREEMENTS

     As part of its ongoing operations, DSC periodically enters into agreements with customers which have a duration of greater than one year. Certain of these agreements have included requirements to develop new technologies, including hardware and software, as well as requirements to provide installation of infrastructure systems. Certain of these agreements also contain performance criteria, which, if not satisfied, could subject DSC to substantial penalties, damages or non-payment, or could result in termination of such agreements.

                                USE OF PROCEEDS

     DSC will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

     All of the Shares described in this Prospectus will be owned by the individuals listed below immediately after registration. All of the Shares offered below were acquired in connection with the Merger. None of the Selling Stockholders has a material relationship with DSC.

                          NAME OF                             NUMBER OF SHARES OF DSC COMMON
                  SELLING STOCKHOLDERS(1)                      STOCK BENEFICIALLY OWNED(2)
                  -----------------------                     ------------------------------
Robert P. Goodman(3)........................................            1,550,222
UCOM International Company Limited..........................              641,352
Bessemer Venture Partners III L.P...........................              426,400
Charles River Partnership VII...............................              373,333
Celcor Fund.................................................              300,160
Anthony G. Fletcher.........................................              298,880
John L. Hatcher.............................................              298,880
James M. Davis..............................................              298,880
Amerindo Technology Growth Fund II..........................              106,666
Robert M. Flanagan..........................................               94,254
T. Rowe Price New Age Media Fund............................               80,000
21st Century Communications L.P.............................               72,323
Robert LaBlanc..............................................               54,487
Celcor Fund II..............................................               53,333
Maritime Capital Partners...................................               40,000
Litton Industries, Inc. Master Trust........................               40,000
BP America Retirement Trust.................................               40,000
Strome Partners, L.P........................................               40,000
Strome Offshore Limited.....................................               40,000
21st Century Communications TELP............................               24,607
G. Felda Hardymon...........................................               14,204
Paul Marcus.................................................               13,333
Dandot Corporation, S.A.....................................               10,800
21st Century Communications Foreign, L.P....................                9,736
Bayview Investors, Ltd......................................                9,480
Essex Special Growth Opportunities Fund, L.P................                5,333

---------------

(1) None of the Selling Stockholders held any office with DSC during the last three years.

(2) Except where noted, all amounts are less than 1% of the issued and outstanding shares of DSC Common Stock.

(3) After the Merger, Mr. Goodman will beneficially own approximately 1.3% of the issued and outstanding shares of DSC Common Stock.

                              PLAN OF DISTRIBUTION

     DSC will not receive any proceeds from the sale of DSC Common Stock owned by the Selling Stockholders. It is anticipated that the Selling Stockholders, or the pledgees, distributees, donees, transferees or other successors in interest of the Selling Stockholders, will distribute, sell, pledge, hypothecate or otherwise transfer the securities described herein from time to time to or through brokers, dealers, or underwriters acting as either principals or agents or directly to other purchasers or through agents in one or more transactions on the Nasdaq, or any other stock exchange on which the DSC Common Stock is listed, in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The transfers contemplated may include delivery of some or all of the Shares to cover previous short sales of DSC Common Stock or in connection with the exercise by a Selling Stockholder of put options previously purchased with respect to such stock. In addition, such distributions and resales may occur electronically, rather than through the issuance of certificates. The Selling Stockholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. In addition, certain of the Selling Stockholders are venture capital funds, corporations, trusts, limited partnerships or partnerships which may in the future distribute their shares to their partners, shareholders or trust beneficiaries. These shares may later be distributed, sold, pledged, hypothecated or otherwise transferred. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The net proceeds to the Selling Stockholders from the sale of DSC Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by DSC. All expenses of registration and filing fees, fees and expenses for compliance with securities or blue sky laws (including fees and disbursements of DSC's counsel in connection with blue sky qualifications or registrations (or the obtaining of exemptions therefrom) of the Shares), printing expenses (including expenses of printing Prospectuses), messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), fees and disbursements of its counsel and its independent certified public accountants, fees and expenses of any special experts retained by DSC in connection with any registration of the Shares, and fees and expenses of other persons retained by DSC, but excluding fees and disbursements of counsel retained by the Selling Stockholders, any fees and expenses of any underwriters and transfer taxes, if any, relating to the Shares, shall be borne by DSC.

     At any time a particular offer of DSC Common Stock is made, to the extent required, the specific shares of DSC Common Stock to be sold, the names of each of the Selling Stockholders, purchase price, public offering price, the names of any agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.

     DSC has agreed to indemnify each of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.

     To comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The rights under this Registration Statement are assignable to the distributees, pledgees or other transferees of the Selling Stockholders.

                                 LEGAL MATTERS

     The validity of the issuance of the Shares offered hereby will be passed upon for the Selling Stockholders by Baker & McKenzie.

                                    EXPERTS

     The consolidated financial statements and schedule of DSC and its subsidiaries incorporated by reference or included in DSC's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP independent auditors, as set forth in their reports thereon incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The table below sets forth the estimated expenses expected to be paid by DSC in connection with the issuance and distribution of the Shares covered by this Registration Statement. For information concerning certain additional expenses that DSC and/or the Selling Stockholders may be required to pay in the event that there is an underwritten offering of the Shares, see "Plan of Distribution."

Securities and Exchange Commission Registration Fee.........   37,540
Legal Fees and Expenses (other than Blue Sky)...............   10,000
Accounting Fees and Expenses................................    2,500
Nasdaq Listing Fee..........................................   17,500
Miscellaneous...............................................    2,460
                                                              -------
          Total.............................................  $70,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     DSC's bylaws require that directors and officers be indemnified to the maximum extent permitted by law. DSC's Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

     Section 145 of the General Corporation Law of the State of Delaware provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings brought against such person by reason of the fact that such person is or was a director or an officer of the corporation when he is successful on the merits,
(ii) may be indemnified by the corporation for the expenses, judgments, fines, and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all circumstances, he is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon order by a court or a determination by
(a) a majority of directors who are not parties to such action, (b) a majority vote of a committee consisting of such disinterested directors, (c) independent legal counsel in a written opinion if no such disinterested directors exist, or if such disinterested directors so direct, or (d) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate.

     DSC has purchased and currently has in force directors' and officers' liability insurance policies which cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers. DSC has entered into indemnification agreements with certain of its directors and executive officers. Each of these agreements, among other things, contractually obligates DSC to, under certain circumstances, indemnify the officer or director against certain expenses and liabilities arising out of legal proceedings which may be brought against such officer or director by reason of his status or service as a director or officer. In addition, in a related trust agreement (the "Trust Agreement"), DSC has provided $1 million to be held in trust by a third-party trustee to be used to satisfy DSC's obligations pursuant to the indemnification agreements which have been executed and any similar agreements which may be executed in the future. The Trust Agreement further provides that DSC's Board of Directors may, in its discretion, provide up to an additional $1 million to the trustee.

ITEM 16. EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Agreement and Plan of Merger dated as of October 29,
                            1997, by and among DSC Communications Corporation, CI
                            Acquisition Company and Celcore, Inc. (incorporated by
                            reference to Exhibit 2.1 to DSC's Registration Statement
                            on Form S-4 (333-39591) filed with the Commission on
                            November 5, 1997)
           4.1           -- Indenture, dated August 12, 1997, between DSC
                            Communications Corporation and The Bank of New York, as
                            Trustee (incorporated by reference to Exhibit No. 4.1 to
                            DSC's Current Report on Form 8-K, Commission File No.
                            0-10018, dated August 26, 1997)
           4.2           -- Registration Rights Agreement, dated as of August 12,
                            1997, among DSC Communications Corporation, Goldman,
                            Sachs & Co. and NationsBanc Capital Markets, Inc.
                            (incorporated by reference to Exhibit No. 4.2 to DSC's
                            Current Report on Form 8-K, Commission File No. 0-10018,
                            dated August 26, 1997)
           4.3           -- Restated Certificate of Incorporation of DSC
                            Communications Corporation, dated November 3, 1997
                            (incorporated by reference to Exhibit 3.1 to DSC's
                            Registration Statement on Form S-4 (333-39591) filed with
                            the Commission on November 5, 1997)
           4.4           -- Amended and Restated Bylaws of DSC Communications
                            Corporation (incorporated by reference to Exhibit No. 3.4
                            to DSC's Annual Report on Form 10-K for the year ended
                            December 31, 1996, Commission File No. 0-10018, dated
                            March 31, 1997)
           4.5           -- Rights Agreement, dated April 25, 1996 between DSC
                            Communications Corporation and Harris Trust and Savings
                            Bank, formerly KeyCorp Shareholder Services, Inc. as
                            rights agent (incorporated by reference to Exhibit No. 4
                            to DSC's Current Report on Form 8-K, Commission File No.
                            0-010018, dated May 9, 1996)
           4.6           -- Form of Voting Agreement between DSC and each Principal
                            Stockholder (included as Exhibit C to the Agreement and
                            Plan of Merger in Exhibit 2.1)
          *5.1           -- Form of Opinion of Baker & McKenzie
         *23.1           -- Consent of Ernst & Young LLP
         *23.2           -- Consent of Baker & McKenzie (included in Exhibit 5.1)
         *24             -- Power of Attorney (see signature pages of Registration
                            Statement)

---------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Plano, State of Texas, on November 10, 1997.

                                               DSC COMMUNICATIONS CORPORATION

                                            By:     /s/ JAMES L. DONALD
                                              ----------------------------------
                                            Name: James L. Donald
                                            Title:  Chairman of the Board,
                                                    President and Chief
                                                    Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints James L. Donald and Gerald F. Montry, and each of them, either one of whom may act without joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement as that attorney-in-fact may deem necessary or appropriate.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ JAMES L. DONALD                   Chairman of the Board,        November 10, 1997
-----------------------------------------------------    President and Chief
                   James L. Donald                       Executive Officer
                                                         (Principal Executive
                                                         Officer)

                /s/ GERALD F. MONTRY                   Senior Vice President,        November 10, 1997
-----------------------------------------------------    Chief Financial Officer,
                  Gerald F. Montry                       and Director (Principal
                                                         Financial Officer)

                /s/ KENNETH R. VINES                   Vice President, Finance       November 10, 1997
-----------------------------------------------------    (Principal Accounting
                  Kenneth R. Vines                       Officer)

               /s/ RAYMOND J. DEMPSEY                  Director                      November 10, 1997
-----------------------------------------------------
                 Raymond J. Dempsey

               /s/ SIR JOHN FAIRCLOUGH                 Director                      November 10, 1997
-----------------------------------------------------
                 Sir John Fairclough

                /s/ JAMES L. FISCHER                   Director                      November 10, 1997
-----------------------------------------------------
                  James L. Fischer

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ ROBERT S. FOLSOM                   Director                      November 10, 1997
-----------------------------------------------------
                  Robert S. Folsom

                 /s/ WILLIAM O. HUNT                   Director                      November 10, 1997
-----------------------------------------------------
                   William O. Hunt

                /s/ MORTON L. TOPFER                   Director                      November 10, 1997
-----------------------------------------------------
                  Morton L. Topfer

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

           2.1           -- Agreement and Plan of Merger dated as of October 29,
                            1997, by and among DSC Communications Corporation, CI
                            Acquisition Company and Celcore, Inc. (incorporated by
                            reference to Exhibit 2.1 to DSC's Registration Statement
                            on Form S-4 (333-39591) filed with the Commission on
                            November 5, 1997)
           4.1           -- Indenture, dated August 12, 1997, between DSC
                            Communications Corporation and The Bank of New York, as
                            Trustee (incorporated by reference to Exhibit No. 4.1 to
                            DSC's Current Report on Form 8-K, Commission File No.
                            0-10018, dated August 26, 1997)
           4.2           -- Registration Rights Agreement, dated as of August 12,
                            1997, among DSC Communications Corporation, Goldman,
                            Sachs & Co. and NationsBanc Capital Markets, Inc.
                            (incorporated by reference to Exhibit No. 4.2 to DSC's
                            Current Report on Form 8-K, Commission File No. 0-10018,
                            dated August 26, 1997)
           4.3           -- Restated Certificate of Incorporation of DSC
                            Communications Corporation, dated November 3, 1997
                            (incorporated by reference to Exhibit 3.1 to DSC's
                            Registration Statement on Form S-4 (333-39591) filed with
                            the Commission on November 5, 1997)
           4.4           -- Amended and Restated Bylaws of DSC Communications
                            Corporation (incorporated by reference to Exhibit No. 3.4
                            to DSC's Annual Report on Form 10-K for the year ended
                            December 31, 1996, Commission File No. 0-10018, dated
                            March 31, 1997)
           4.5           -- Rights Agreement, dated April 25, 1996 between DSC
                            Communications Corporation and Harris Trust and Savings
                            Bank, formerly KeyCorp Shareholder Services, Inc. as
                            rights agent (incorporated by reference to Exhibit No. 4
                            to DSC's Current Report on Form 8-K, Commission File No.
                            0-010018, dated May 9, 1996)
           4.6           -- Form of Voting Agreement between DSC and each Principal
                            Stockholder (included as Exhibit C to the Agreement and
                            Plan of Merger in Exhibit 2.1)
          *5.1           -- Form of Opinion of Baker & McKenzie
         *23.1           -- Consent of Ernst & Young LLP
         *23.2           -- Consent of Baker & McKenzie (included in Exhibit 5.1)
         *24             -- Power of Attorney (see signature pages of Registration
                            Statement)

---------------

* Filed herewith.